CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due March 12, 2021	$300,000,000	$36,360

Rule 424(b)(2)

Registration No. 333-222676

Pricing Supplement dated September 10, 2019

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236TGF6

Principal Amount (in Specified Currency): $300,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: September 10, 2019

Original Issue Date: September 12, 2019

Stated Maturity Date: March 12, 2021

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on September 10, 2019 plus the Floating Rate Spread.

Interest Payment Dates: Each March 12, June 12, September 12 and December 12, beginning on December 12, 2019 and ending on the Stated Maturity Date

Net Proceeds to Issuer: $299,852,000

Agents:

RBC Capital Markets, LLC (“RBC”)

Toyota Financial Services Securities USA Corporation (“TFSS USA”)

RBC’s Discount or Commission: 0.045%

RBC’s Capacity:

☐	Agent
☒	Principal

TFSS USA’s Discount or Commission: 0.175%

TFSS USA’s Capacity:

☒	Agent
☐	Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

☒	Regular Floating Rate Note
☐	Inverse Floating Rate Note:

Fixed Interest Rate:

☐	Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

☐	Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

☐	CMS Rate
☐	CMT Rate
☐	Commercial Paper Rate
☐	Eleventh District Cost of Funds Rate
☐	Federal Funds Rate
☐	Federal Funds OIS Compound Rate
☒	LIBOR
☐	Prime Rate
☐	Treasury Rate
☐	Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

☐	FRBCMT
☐	FEDCMT

If LIBOR:

Designated LIBOR Page: Reuters

Index Currency: U.S. dollars

If LIBOR or Treasury Rate:

Index Maturity: 3 months

Floating Rate Spread (+/-): +0.200%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: September 12, 2019

Interest Reset Dates: Each Interest Payment Date

Interest Rate Reset Period: Quarterly

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:

☐	30/360
☒	Actual/360
☐	Actual/Actual

Business Day Convention

☐	Following
☒	Modified Following, adjusted

Business Days: New York and London

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check ☐, and specify:

Initial Interest Accrual Date:

The Floating Rate Medium Term Notes, Series B, due March 12, 2021 (the “Notes”) will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about September 12, 2019.

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Seventh Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 25, 2018, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC, SG Americas Securities, LLC and TFSS USA, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $290,000,000 principal amount of the Notes (the “RBC Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount. Under the terms and conditions set forth in the Distribution Agreement, RBC is committed to take and pay for all of the RBC Notes offered hereby, if any is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $10,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”), at 99.825% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.175% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

Notification under Section 309B(1)(c) of the Securities and Futures Act

Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (“SFA”) - The Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department on December 18, 2018 indicate an intent to eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying Prospectus Supplement entitled “United States Federal Taxation.”

LEGAL MATTERS

In the opinion of the Interim General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated June 21, 2019 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2019.